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Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

On September 26, 2013, Mr. Ken Potashner, Executive Chairman of Parametric Sound Corporation (“Parametric”) and Juergen Stark, CEO of Turtle Beach made a joint presentation at the 4th Annual Alpha Select Conference in New York City. As previously announced by press release on September 17, 2013 the presentation was webcast. The power point presentation used during the webcast was posted to Parametric’s website and filed by Parametric as soliciting material pursuant to Rule 14a-12 on September 26, 2013. Mr. Potashner and Mr. Stark provided business, financial and other information with respect to Parametric, Turtle Beach and related matters regarding the recently announced Agreement and Plan of Merger (“Merger Agreement”) dated August 5, 2013, by and among Parametric, Turtle Beach and Paris Acquisition Corp., a wholly-owned subsidiary of Parametric.

Below is a transcript of the webcast presentation:

Mike Malouf

My name is Mike Malouf. I'm one of the analysts at Craig-Hallum actually specializing alpha-select names and it's my conference that I thought everybody would enjoy. So if you guys have any feedback on the conference, please feel free to catch me in the hall and let me know. What we're here to do is to try to find really interesting young companies and I think we certainly have one here for you today.

Parametric Sound I know that when I visited or the first time that I saw their sound it pretty much blew me away, and I think that that is the reaction that most people get when they share this directional sound. So I won't take anymore of Ken's time. So I'm happy to introduce Ken Potashner who is the CEO and to talk a little bit about the Turtle Beach acquisition --

Ken Potashner

Thank you.

Mike Malouf

Or refers to whatever --

Ken Potashner

Merger.

Mike Malouf

Merger, yes.

Ken Potashner

So we're young and I think Turtle Beach is 35 years old so I guess that -- we probably reset ourselves at 17.5, somewhere in that context. So before I get started, for those of you who are listening to the webcast, you can follow the slides on our company website and follow along with the presentation. And let me just, real quickly, we have our safe harbor statement that you all can read that we may give some forward-projecting outlook. So on the screen is the safe harbor statement.

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Okay. So let me start off for those of you that aren't familiar with what we have, our technology is such that we take an audio signal, we overlay it on top of an ultrasonic wave and then we beam that wave. So think of it in the context of a sound laser. If you're in the beam, you're hearing loud, rich, immersive audio and if you're outside of the beam, it goes to zero very quickly. So it's a profoundly new platform for how one delivers sound and with a broad array of applications for it and I'll go through a few of these.

So also as you think of this, the way this works is as the beam is traveling through air, it's disrupting the air as it goes. So if you're in the beam, air is being disrupted at every point on the beam, including right at your ears. So as a result, sound is being created right at your ears. So conventional speakers work on the concept of a vibrate and that vibration is the source of sound. The sound emanates outward in all direction. It bounces off ceilings, floors or distortion. In our delivery platform, the sound is consolidated, focused in a very tight beam and sound created every point on the beam.

So not only is the sound being created at your ears but it's also created immediately in front of you as the beam is in front of you. It's created immediately behind you as the beam passes by. So you get this 3D effect as well, "Hey, the music is in my head but I hear in front, I hear behind me. I feel I have this surround sound dynamic." And that's the result of that.

So with two simple emitters that appear like speakers, you're able to get a full 3D surround sound type of experience and so we're able to take that and apply it to a broad array of applications. The consumer applications include everything from gaming, from speaker-like context into sound bars, into TVs, into a broad array of consumer spaces. The commercial applications are also broad base.

And just to give an example of some of the deployments we've done at this point, we're focusing on high profile pilot reference sites but we're in Build-A-Bear. For those of you that know what Build-A-Bear is, you have kids working at different workstations and we're giving instructions on what to do at any given workstation to the kids. So think of it as various audio beams hitting different workstations in a Build-A-Bear store.

We're in McDonald's. So McDonald's in Southern California many of the restaurants now have a big screen TV. They've got their own channel. They have their own content. So those tables directly in front of the TV, we have speakers in the ceiling pointing down and we create a sound zone inside of the restaurants. So we zone the restaurants. Those tables are not near the TV here, nothing goes immediately in front of the TV have a rich audio.

We're in Rite Aids. So you walk into a Rite Aid store in L.A. and a kiosk will have an audio beam that tows you to the kiosk and the kiosk spits out coupons on what they want to sell today so things of that nature.

We announced recently we're now moving into pilots in the banking space. So envision ATM machines using the technology and vision. Banks themselves with a focus sound. So a broad array of commercial applications and then on top of that a broad healthcare play as well that I'll develop as we go. It's highly disruptive technology literally a new platform for how you execute this. It's a very strong IP portfolio around the technology.

So when we look at the size of the markets that we're relevant to, this slide references several of them. They're all very large markets. For us to get even a penetration -- a small penetration to any of these markets would be a substantial accomplishment and we're going to be relevant to many of these markets and we've begun discussions with leaders and many of them as we speak.

You see tablets and smart phones here. So we've talked so far around the context of, "Hey, these things look like speakers and such." But there's a migration path where the technology can get integrated into the display itself. So instead of taking speakers and plugging them into a TV, think along the context of the TV display itself is also the sound source. The iPad display is the sound source and downstream with several inventions required your smart phone display can be your source of audio as well.

So we've begun doing work in that context and the early results look very good and there's extreme interest from leaders in that space, an ongoing dialogues and everything from licensing discussions to co-development activities and lots of promise there. And here too, we talked about healthcare but I'm going to address that specifically in a second.

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Slot machines think in the context, you walk into a casino today. You've got all this computing noise with all the different games are going back and forth. We're able to put a user or a player in front of his game, immerse him in his game without the distractions of other games and that's something that's highly attractive to the gaming community -- the casino gaming community.

Okay. I want to talk about healthcare for a second. So head on here's the consumer play. Here is the commercial sector so the healthcare sector we stumbled into by accident. So one day we had a fellow come in. We're in hearing aids. We sat in front of our demo and claimed he could hear louder and clear with the hearing aids off because he took him off then he could hear them in.

So that's interesting and we ran off to a audiologist and borrowed 20 patients. And then we borrowed another 20 then we went to a retirement community. So very quickly, we got north of 100 people in a couple of weeks with about 70 percent to 80 percent raising their hands and saying, "I hear louder. I hear clearer." And then we -- from that, we went and got doctors involved to further understand why this occurs.

And what's happening is with traditional sound, again emanating at a source at some distance to you, hitting a person that's elderly or has hearing issues, we're finding that the outer hair cells which act as tuning forks for the different frequencies, often deteriorate with age or been compromised with melody and they're not distinguishing, especially high frequencies and transmitting that signal to the brain.

However, we're armed with hearing with hair cells much deeper in our ear that don't convey or having a more difficult time hitting the sound from a far away source to trigger them. But our sound as I mentioned before the sound has been generated immediately at your ear and it's a much easier penetration there to inner ear. And we're finding that the results that we're getting are fairly profound with that. So we went to the extent of setting up a special operation, a business within the business effectively called HHI, Hypersound Health Incorporated and doctors aligned with us.

Tests have been run and the path there is to come out with both an FDA as well as a non-FDA product. And we've now completed everything we needed to complete relative to testing, relative to the data collection, relative to the submission that we're going to be putting forth on the FDA side of this. So we've got consultants on board and it's ready to go. So we're going to be pursuing a fairly rapid 510(k) process that takes a couple of months and low cost and all that sort of stuff and that's going to progress nicely but a very, very substantial opportunity.

In the package here, you'll see the numbers of how large the market is but as you can imagine, the size of the hearing impaired that we also think there could be relevance for tinnitus, a very large market. There's a dynamic out there as well which is from the time somebody realizes they have a hearing problem or from the time they're hearing has been compromised until they physically go out and buy hearing aids. That's on the order of seven to eight years and to tie on it.

I'm not sure what they put this 12-full steps like anything else but there's definitely steps. And here, we're able to take something as simple as watching your TV, which is probably a major quality of life issue for the elderly and where they're consuming a broad array portion of their time and improve that experience dramatically. So this is a very significant thing.

We're at the point now that we've begun doing beta testing so I've got a few folks now that have substantial issues. I've got a fellow in Northern California who use to lip read his TV, TV is full blast. He’s lip reading the TV. He’s keeping his wife up on the next room at night because the TV is so loud and it works. His TV is down normal, he hears things. He claims he hasn’t heard sound in 20 years that he’s hearing now. And his wife sleeps. So, this stuff really works and we got a new data site coming up with the [INAUDIBLE]. And so, we’re now proliferating and we’re doing work on product definition and you’ll hear a lot more about this as we go. Okay. We’re going to do a quick time line and I’m going to hand off to Juergen.

So, the company for those of you who don’t know the story, there was a company called LRAD that was designed to effectively create a weapon/ for the government and how do we use sound to break up crowds. How do we use sound for a set of defense and offense of reason and a kind of two technology portfolios to do that. One they circle they said they’re going to go with this, the other they said this isn’t the right solution. But the founder and inventor Woody Norris thought it was highly relevant. It was spun out to create a new company Parametric Sound in 2010 time frame.

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I actually witness the technology and the best innovation in San Diego contest in 2012, got very excited about by it. Went to the company’s founder and board and say, hey, let me build you a team. Let me help raise some money, this thing has legs. We got support to do that, we did that, we raise $9.5 million. Put a team in place and the team spent the last year plus getting the technology to the point that it’s applicable for the markets and that they’re discussed so far. We were executing strategy of getting the licensing deployed, launching the commercial products and begging to learn about the health applications.

And as part of the licensing discussion, the licensing agenda we ran into Turtle Beach and their CEO Juergen Stark. And after a series of discussions, and Juergen, company Turtle Beach is the market share leader 50 plus percent share for gaming headsets and very quickly the discussion evolved from licensing to [INAUDIBLE] substantial merger opportunities here. Here’s how this technology can profoundly redefine the opportunities set for Turtle Beach and then on our side it was a, hey, here’s an ability to get a very massive infusion of technology, technical resources, financial resources, distribution supply chain management. A broader way of acceleration points and we came out of it. With a merger agreement we signed an independent agreement. A while ago, a little while ago and we’re at the point now that we’re marching forward, proxy will be out in November time frame. And the deal expected to close this year. So, and that’s all up, there’s a [INAUDIBLE] and luckily, it’s our bankers JP Morgan, Zero Bankers and the deal is going forward aggressively. So, at this time, I’m going to hand off the presentation to Juergen Stark who will be the ongoing CEO of the combined company Post Transaction.

Juergen Stark

Thanks Ken. Hi everybody. I’m Juergen Stark, I’m the CEO of Turtle Beach and as Ken mentioned will be the CEO of the combined company. The merger brings together in a very kind of simple terms industry leader Turtle Beach in audio technology, 35 plus years which I’ll go through in a minute of disrupting audio segments with new technology. With what we view is one of the most incredible breakthroughs in audio technology that I can imagine, a completely different way to generate and deliver audio solutions via parametric. Just quickly on Turtle Beach.

So, the company is almost 40 years old actually well over 30 and has innovated in the audio space for many decades. Going back to synthesizers, Turtle Beach was one of the key innovators in the PC sound card space and built the franchise there. First internet -- one of the first internet audio receivers and about eight years ago invented the category of gaming headsets. In gaming headsets just a bit of background are very different from stereo headphones in two important ways.

One is that there is two way communications going on with gaming. We are not only listening to the game audio but you’re also communicating with the other people you’re playing with called multiplayer gaming. So, you’re running around like in a first -- what’s called the first person shooter where you’re shooting people, you’re with a team, you’re actively chatting or communicating with your teammates and giving each other instructions while you’re getting shot at and grenades are going off and all of that. It’s -- the same way that gaming has pushed graphics card technology and PC computing technology, the gaming audio environment is very demanding.

And so, by inventing the gaming headsets base essentially Turtle Beach brought a level of technology in to that category that hadn’t existed there. And the company has since then delivered every significant innovation in that category, first wireless gaming headsets, first Dolby headsets, etcetera, etcetera.

As Ken mentioned, the company has built a franchise in the gaming category and very important note not by a fashion brand or by spending a lot on marketing but by delivering good quality consumer products with real technology, innovation in them that delivered clear value to the gamers in this case. The company as a result has over 50 percent market share. The next two players in the gaming headset category are Microsoft and Sony. Their share is largely driven by mono which called chat communicators. They’re not full headset solutions.

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So really, the next independent competitor, market share wise domestically is about 1/10 our size. So, very, very significant franchise as I mentioned in the gaming headset category. The company has built this with a wide range of products that cover all platforms. So from lower price points to very high price points and an increasing level of technology sophistication as you kind of move up the chart here and we also have exceptionally strong set retail relationships. In fact quite disproportion to our size, BestBuy, Gamestop, the equivalent kind of companies globally, Amazon. We’re -- I believe they would say that we are one of their go to partners. They make excellent margins on our headsets but I think importantly we do a very good job of managing the relationship and the sales of gaming headsets though them in a way that allows quick and more to retail and online retail that both do very well.

As a result, we have very strong relationships with them. One example is the company has ended last year with about 10,000 retail kiosks and this year we’ll get close to 15,000 retail kiosks globally deployed at retail in stores like BestBuy and Gamestop. And just so to explain what this is, you go to a BestBuy or Gamestop. BestBuy you’ll see a four foot wide section with Turtle Beach, an interactive display and four headsets to try and the display will explain the headsets and all that. That is a very meaningful competitive advantage for us because it allows users to try our headsets and is a marketing opportunity obviously that we get provided by them because we do a very good job, products are very high quality. They know that consumers like them and they know most consumers when they go looking for gaming headset they’re going to come in looking for Turtle Beach headset. That set of retail relationship by the way is also -- it was kind of a reinforcing positive cycle or because of our strength and the quality of our products.

We have very good relationships with the major players in the industry like Activision and their Call of Duty franchise, for example; Marvel, we have a relationship with them. And I’ll talk about Microsoft and the Xbox One transition in a minute. We also have very good supply chain global distribution, very strong business domestically, U.K., Europe, Australia building business in Latin America and Asia. And we typically -- in the geographies we’ve been for a while we typically are able to get up 50 percent kind of market share again based on quality of the products. There’s a very important event occurring in the industry, in the gaming segment this year, 2013 in that both Xbox and PlayStation are coming out with new consoles.

So Xbox 360 is going to go to Xbox One, Microsoft then PlayStation from Sony is going to come out with PlayStation 4. We have a license agreement with Microsoft to provide headsets for their platform that enables our headsets to work with the Xbox One and for the holiday period it will be Turtle Beach and Polk Audio. So, one other provider who today doesn’t have any real presence in gaming will be the only two headsets that will work with the Xbox One, so a very, very good and important partnership for us this year. You can see by the chart on page 14 here that if you look at history each time there’s a console transition you get a market contraction, kind of logical. People will buy less software, less accessories for their old consoles, waiting on the new console. And then when the new consoles are launched, you get a renewed period of growth. And this year is even expected to be more dramatic than the past because both the Xbox and the PlayStation are transitioning at the same time. In the past they were a year apart last time for example. So just based on history we are -- the industry this year is in a contraction. We’ll still do quite well we believe but we fully expect again based on history and we always expect to have a period entra period next year of our new growth for the entire industry so that we view that as a significant opportunity going forward.

As a result of all of this the quality of the products, the technology innovation, the market share we have the retail relationships we have a company that did over $200 million in revenue, $205 million approximately last year in 2012; $46 million in EBITDA approximately and that’s a 22 percent EBITDA margin which is better or far better than most other consumer electronics company. So we have a good business that’s very profitable and our 2013 revenues are given some guidance because of this unique circumstance of the council transition. We expect our revenues to be in the range of $190 million to $215 million this year.

Being flat we view would be actually pretty good performance when most others in the industry will be down significantly this year but then again up next year. And we expect EBITDA to be in the range of $32 million to $40 million this year. Now reflects both the industry contraction cycle and as well as some very specific investments we’re making in some new categories. Both all these numbers by the way are non-GAAP and subject to some minor adjustments as we get everything ready for the SEC proxy filing that will come out in the near future here.

So turning back over to you Ken or -- so let me just fold into Parametric. So part of the strategy for Turtle Beach was over time if you step up a level from the technology, the gaming tech business it’s all based on audio technology, digital signal processing, wireless all the things that go into gaming headsets that make them different than stereo headphones. And we were looking for complimentary acquisitions we came across Parametric as I mentioned we viewed it as a groundbreaking innovation in the audio space. That is has a lot of commonality with the core kinds of technology that go into our gaming headset.

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Heavy use of digital signal processing and all the chips associated with that and we know how to commercialized audio technology the company has been doing it for over 30 years. So we see an ability to merge with Parametric and leverage both the financial strength that we have to make investments in Turtle Beach and fully fund the commercial efforts, the healthcare efforts. And over time we will fold in the consumer products into the Turtle Beach plan and leverage all our retail relationships and all that.

And then in our direction by acquiring Turtle Beach we add -- we basically give ourselves a capability to go from a gaming headset company to an audio technology company. Now we’ll have a very strong segment and consumer anchored by the Turtle Beach headsets and then full Parametric in over time. A strong business and commercial built on driving the business that Parametric is building. And then potentially even more significant opportunity in the healthcare segment. So with that I’ll turn it back over to Ken Potashner.

Ken Potashner

Okay. So well just to add, to follow on what Juergen had said the thinking clearly is there is an acceleration and a continuation for all the key segments that we’ve discussed and therefore more importantly than this Juergen’s resume which includes running a $9 billion operation at Motorola Mobility before he got brought by Google. He’s assembled a team that’s consistent and we’re taking not only their business but our new business as well and bringing it to the next level. There is continuity for several of the folks on existing Parametric team as well. I personally will move in to a board of director position with the new company.

Okay. And I think you’re [INAUDIBLE] with most of this before this is do everything we’ve been doing, do it more aggressively, accelerate things expand the market opportunity take advantage of the joint leverage of both companies and bring products to market and scale. So --

Mike Malouf

A couple questions?

Ken Potashner

Yes. I think I give in closing, we announced the deal is August 5th proxy firing late October or in November but this track in November and deals done before the end of the year. So time for a couple of questions. Yes, please.

Questioner

[INAUDIBLE] would you mind about just touching on your management and how many did you have [INAUDIBLE]?

Ken Potashner

Yes, only the -- it’s going to be your [INAUDIBLE] in common.

Juergen Stark

Yes, well. So question is what’s the management team and how to address it where it will look like post close. So in Turtle Beach side we’ve got very qualified management team. Head of engineering, head of marketing, new CFO with public company experience part of our preparation for the transaction and a very good sales leadership in the business as well.

That’s the way I will structure the company post close is we will have the consumer segment including future consumer products from Parametric be run by the sales team at Turtle Beach, that’s the team that got the relationships with best buying game stuff and all that. We will leverage strong supply chain management, strong engineering and all of the back office finance customer care will be common.

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And then from Parametric, Parametric will bring a very skilled commercial sales leader that’s there today. And so that person will then report to me and run that commercial business again leveraging supply chain engineering back office common. And then together we will do about the healthcare segment by hiring someone to go that comes out of that segment and knows that by selling into audiologist how you deal with FDA, all of the things or specialize in that category.

Questioner

And actually getting into a healthcare in the little while?

Juergen Stark

Yes, but we’re already starting to look and frankly we’re already also looking at the Board construction that will bring us some capability and some relationships in the healthcare area. So we don’t plan to wait very long on that. And that’s the only if you look at the structure post-close, that’s the only management ad that needs to be made and we’re already working on potential candidates.

Questioner

Right. Many of us are hearing, when you think about supervise going forward, one of the things that Parametric [INAUDIBLE] and headphones but other consumer products, whether it’s the sound bar [INAUDIBLE] there’s more out there. Are you getting a license [INAUDIBLE] or it could be that are this going to be [INAUDIBLE]?

Juergen Stark

Yes, a good question. So question is essentially Parametric today is most actively focused on licensing how we will deal with licensing versus using the Turtle Beach capability to commercialized product especially in consumer. Ken and I had discussion on this and we will actively continue to do both so in segments where we feel like longer term we can generate more economic value by licensing, we will entertain a license. We obviously won’t license to competitors the products that we’re commercializing now.

And one of the big benefits of the deal is we have the flexibility to look at the segments and say are we better off long term economics building a product and a sales team and all the things you got to build to get into the segment or licensing. And my sense is there will be real segments that are different enough from gaming sound bars and the hearing -- the living room solutions. That it will absolutely make sense to continue to have sub-focus on licensing and categories that are outside of the competitive sphere that we’re focused on.

Mike Malouf

And for -- one more please.

Questioner

Can you just describe here the [INAUDIBLE] for a second? What is this [INAUDIBLE] that look like informational area?

Ken Potashner

No, no it’s a speaker. So today we take -- so the question was what physically does the solution look like for healthcare so today we’ve got two things or we’ve got a thing which is a very thin speaker. We take two of them one is focus at each ear and you can plug it in to your TV and create the audio channel in that context.

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Questioner

Not mobile speaker?

Ken Potashner

No, this is something that -- this is not any other device.

Questioner

You mean is that any different from technology you’re supplying within [INAUDIBLE]?

Ken Potashner

Sequesters are different than what we’re deploying in other solutions. This goes back to the earlier question that was asked on where you need to develop a healthcare it sounds like it’s much further behind. It’s the same exact capability it’s the same exact products. So we’re looking at it’s a different channel in terms of how you sell them. There’s an audiologist path there that’s obviously going to be different pricing and these opportunities to make them tunable based on someone’s specific issues things of that nature but same fundamental core.

Questioner

And you said [INAUDIBLE].

Ken Potashner

Yes, and for everyone good point. Those of you who’d like to see a demo on the floor -- on the 17th floor, we have a demo setup so you can experience for yourself the capability. So all right, thanks for your time.

END

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Cautionary Note on Forward-Looking Statements

Certain statements made in this transcript may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, management’s expectations of continued revenue growth in 2013 and 2014; and management’s expectations regarding progress, customer interest and other developments across its business sectors and statements about the proposed transaction between Parametric and Turtle Beach, the terms, timing, conditions to and anticipated completion of the proposed transaction, the expected ownership of the combined company and the composition of the combined company´s management team, the potential benefits of the proposed transaction to the Parametric and Turtle Beach stockholders, Turtle Beach’s and the combined company´s plans, objectives, expectations and intentions with respect to future operations, technology and products, the anticipated financial position, operating results and growth prospects of Turtle Beach and of the combined company and other statements that are not historical in nature.

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Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Parametric’s and the combined company´s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others: the failure of the Parametric stockholders to approve the transaction, the failure of NASDAQ to authorize the continued listing of Parametric’s shares following the transaction; the risk that Turtle Beach’s operating results at closing will be lower than currently anticipated or the failure of either party to meet other conditions to the closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; the failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of Parametric and Turtle Beach may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; general business and economic conditions; the combined company´s possible need for and ability to obtain additional financing; the difficulty of developing audio products, obtaining any required approvals and achieving market acceptance; the marketing success of Parametric’s and the combined company´s licensees or sub licensees, if any. More detailed information on these and additional factors that could affect Parametric’s actual results are described in Parametric’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q.

All forward-looking statements in this transcript speak only as of the date of the conference call and are based on current beliefs and expectations. Parametric undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

This material and statements made in the web cast presentation is not a substitute for the proxy statement that Parametric intends to file as soon as reasonably practicable with the SEC with respect to the Merger Agreement. Investors and security holders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parameticsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in Parametric’s annual report on Form 10-K for the year ended September 30, 2012, which was filed with the SEC on November 28, 2012 and Parametric’s definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on January 10, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

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